EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2012 1st Quarter Results

Clearfield Continues Growth in Revenue and Net Income

Revenues:	$9,165,000, up 26% from fiscal year 2011
Gross Profit:	$3,794,000, up 28% from fiscal year 2011
Net Income:	$1,000,000, up 99% from fiscal year 2011
Net Income per Share:	$0.08 cents per diluted share
Balance Sheet December 31, 2011	Remains strong with $16,567,000 in cash and investments and no debt.

MINNEAPOLIS, Jan. 26, 2012 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its first quarter of fiscal year 2012, which ended December 31, 2011.

Revenue for the first quarter 2012 was $9,165,000 in comparison to $7,247,000 for the first quarter 2011, an increase of 26%. Gross profit was $3,794,000 for the first quarter of 2012, in comparison to $2,966,000 for the first quarter of 2011, an increase of approximately 28%. Gross margin for the first quarter 2012 was 41.4%, up from 40.9% in first quarter 2011. Operating expenses were $2,773,000 for the first quarter 2012, an increase of 13% from the first quarter of 2011. Operating income was $1,021,000, up $515,000, or 102%, from $507,000 recorded in the first quarter of 2011. Net income was $1,000,000 for the first quarter 2012, compared to net income of $501,000 in the first quarter 2011.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of December 31, 2011 totaled $1,698,000 in comparison to $2,388,000 as of December 31, 2010, a decrease of $690,000, or 29%. Cash and investments at December 31, 2011 totaled $16,567,000 compared to $15,837,000 for the quarter ending September 30, 2011, an increase of $730,000. The Company has no long-term debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Our revenue gains continue to be a positive indicator of the acceptance of our product line within our target markets," comments Cheryl Beranek, president and CEO of Clearfield. "We typically see some seasonal weakness in our winter quarters due to customer budget cycles and winter-build challenges, but our continued growth over the same period last year is within our targets for the quarter. We continue to increase our investment in sales, marketing and product development initiatives while enhancing our net income position."

"While low in relationship to historical figures, our backlog numbers are consistent with our expectations. The long-lead times and limited availability of fiber has resulted in some customers shying away from the placement of blanket or project orders with any supplier outside of their long-haul fiber vendors," Beranek continues.

"Stimulus-based activity continues to contribute revenue on a small scale with projects targeted for a ramp-up in the summer-build season. In addition to our FTTp market development projects, our work associated with the development of business class services in the cable-television markets as well as providing cell-backhaul connectivity for the community servicing the wireless broadband providers, is continuing to take root.

"Over the past months, we have been able to bring a number of new products to market. I am especially pleased that Clearfield has been able to extend our product lines as well as develop new markets while enhancing our year-over-year gross profit position. Moving forward, we are continuing to invest in new product technologies that will be introduced in the months and quarters ahead."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2011 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31
	2011	2010

Revenues	$ 9,165,201	$ 7,246,669

Cost of sales	5,370,919	4,280,716

Gross profit	3,794,282	2,965,953

Operating expenses
Selling, general and administrative	2,773,114	2,459,319
Income from operations	1,021,168	506,634

Other income
Interest income	27,182	29,508
Other income	--	500
	27,182	30,008
Income before income taxes	1,048,350	536,642

Income tax expense	48,751	35,484

Net income	$ 999,599	$ 501,158

Net income per share:
Basic	$0.08	$0.04
Diluted	$0.08	$0.04

Weighted average shares outstanding:
Basic	12,299,554	12,019,289
Diluted	12,726,293	12,629,943

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	December 31, 2011	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$ 7,375,003	$ 11,281,027
Short-term investments	3,878,000	1,849,000
Accounts receivable, net	2,026,758	3,228,864
Inventories	2,528,067	2,757,151
Other current assets	1,222,551	1,164,243
Total current assets	17,030,379	20,280,285

Property, plant and equipment, net	930,690	986,031

Other Assets
Long-term investments	5,314,000	2,707,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	3,537,692	3,558,797
Other	199,467	199,467
Total other assets	11,621,670	9,035,775
Total Assets	$ 29,582,739	$ 30,302,091

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	969,756	1,439,611
Accrued compensation	1,035,146	2,465,132
Accrued expenses	72,726	106,383
Total current liabilities	2,077,628	4,011,126
Commitment and contingencies	--	--
Deferred rent	56,202	61,794
Total Liabilities	2,133,830	4,072,920

Shareholders' Equity
Common stock	123,262	122,707
Additional paid-in capital	53,621,722	53,402,138
Accumulated deficit	(26,296,075)	(27,295,674)
Total Shareholders' Equity	27,448,909	26,229,171
Total Liabilities and Shareholders' Equity	29,582,739	30,302,091
CONTACT: Clearfield, Inc. Contact Information:
         Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866